PROSPECTUS SUPPLEMENT NO. 9	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated May 10, 2007 as supplemented and amended by prospectus supplement no. 1 dated June 13, 2007,
prospectus supplement no. 2 dated July 17, 2007,
prospectus supplement no. 3 dated August 24, 2007,
prospectus supplement no. 4 dated September 27, 2007,
prospectus supplement no. 5 dated October 29, 2007
prospectus supplement no. 6 dated December 6, 2007,
prospectus supplement no. 7 dated April 18, 2008, and
prospectus supplement no. 8 dated May 28, 2008)
Registration Statement No. 333-142820

Lexington Realty Trust
17,823,195 Common Shares of Beneficial Interest
This prospectus supplement no. 9 supplements and amends the prospectus dated May 10, 2007 (as supplemented and amended to date) relating to the resale from time to time of common shares that we may issue to holders of The Lexington Master Limited Partnership’s 5.45% Exchangeable Guaranteed Notes due 2027, which we refer to as the notes, named in the prospectus dated May 10, 2007, as amended and supplemented to date upon the exchange or redemption of the notes.

This prospectus supplement should be read in conjunction with, is qualified by reference to, and must be accompanied by, the prospectus dated May 10, 2007, as supplemented or amended to date, except to the extent that the information in this prospectus supplement supersedes any information contained in those documents.

Our common shares are listed on the New York Stock Exchange under the symbol “LXP”.  On July 18, 2008, the last reported sale price of our common shares on the New York Stock Exchange was $13.97 per share.

Investing in our common shares involves risks. See “Risk Factors” referred to on page 5 of the prospectus dated May 10, 2007, as well as in the documents incorporated by reference into the prospectus, before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 21, 2008.

SELLING SHAREHOLDERS
The information appearing in the table below supplements and supersedes the information with respect to such selling shareholders in the table appearing under the heading “Selling Shareholders” in the prospectus dated May 10, 2007, as previously supplemented. The information is based solely on information provided to us by or on behalf of the selling shareholders on or prior to July 18, 2008 in Selling Security Holder Notices and Questionnaires. The number of common shares, shown in the table below, issuable upon the exchange or redemption of the notes, assumes exchange of the full amount of notes held by each selling shareholder at the current exchange rate of 45.4682 shares of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, even though we are required to pay the first $1,000 of exchange value in cash. The exchange rate is subject to further adjustment in certain events. The selling shareholders may offer all, some or none of the common shares which we may issue upon the exchange or redemption of the notes. Because the selling shareholders may offer all or some portion of such common shares, we cannot estimate the number of common shares that will be held by the selling shareholders upon termination of any of these sales. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common shares since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.
Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering(1)(2)	Percentage of Shares Beneficially Owned Prior to the Offering(3)	Number of Shares Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After the Offering(4)	Percentage of Shares Beneficially Owned After the Offering(3)
Canyon Capital Arbitrage Master Fund, Ltd. (5)	147,998	*	147,998	0	*
Canyon Value Realization Fund, L.P. (6)	52,288	*	52,288	0	*
Canyon Value Realization MAC 18, Ltd. (7)	41,603	*	41,603	0	*
Lyxor/Canyon Capital Arbitrage Fund Limited (8)	41,603	*	41,603	0	*
Lyxor/Canyon Value Realization Fund Limited (9)	68,202	*	68,202	0	*
The Canyon Value Realization Fund (Cayman), Ltd. (10)	135,040	*	135,040	0	*

*	Less than one percent.

(1)	Based on information available to us as of July 18, 2008 in Selling Security Holder Notices and Questionnaires delivered by the selling shareholders.
(2)
The number of common shares issuable upon the exchange or redemption of the notes assumes exchange of the full amount of notes held by each selling shareholder at the initial exchange rate of 45.4682 shares of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, even though we are required to pay the first $1,000 of exchange value in cash. The exchange rate is subject to adjustment in certain events.

(3)	Based on a total of 64,589,504 shares of our common stock outstanding as of July 18, 2008.
(4)	Assumes the selling shareholder sells all of its common shares offered pursuant to this prospectus.
(5)
Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd. and has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd.  The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.  Canyon Capital Arbitrage Master Fund, Ltd. is an Exempted Company incorporated in the Cayman Islands with limited liability.

(6)
The general partner of Canyon Value Realization Fund, L.P. is Canpartners Investments III, L.P. and as such has the voting power.  (The general partner of Canpartners Investments III, L.P. is Canyon Capital Advisors LLC.) Canyon Capital Advisors LLC is the investment advisor for Canyon Value Realization Fund, L.P. and as such, has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd.  The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner. Canyon Value Realization Fund, L.P. is a limited partnership formed in Delaware.

(7)
Canyon Capital Advisors LLC is the investment advisor for Canyon Value Realization MAC 18, Ltd. and as such, has the power to direct investments by Canyon Value Realization MAC 18, Ltd.  The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner. Canyon Value Realization MAC 18, Ltd. is an Exempted Company incorporated in the Cayman Islands with limited liability.

(8)
Canyon Capital Advisors LLC is the investment advisor for Lyxor/Canyon Capital Arbitrage Fund, Ltd. and has the power to direct investments by Lyxor/Canyon Capital Arbitrage Fund, Ltd.  The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.  Lyxor/Canyon Capital Arbitrage Fund, Ltd. is a multi-class investment company with limited liability incorporated in Jersey.

(9)
Canyon Capital Advisors LLC is the investment advisor for Lyxor/Canyon Value Realization Fund, Ltd. and has the power to direct investments by Lyxor/Canyon Value Realization Fund, Ltd.  The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.  Lyxor/Canyon Value Realization Fund, Ltd. is a multi-class investment company with limited liability incorporated in Jersey under the companies (Jersey) Law 1991.

(10)
Canyon Capital Advisors LLC is the investment advisor for The Canyon Value Realization Fund (Cayman), Ltd. and has the power to direct investments by The Canyon Value Realization Fund (Cayman), Ltd.  The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.  The Canyon Value Realization Fund (Cayman), Ltd. is an Exempted Company incorporated in the Cayman Islands with limited liability.